77B Accountant's report on internal control

[Ernst & Young logo]
Ernst & Young LLP
200 Clarendon Street
Boston, MA 02116-5072


                Report of Ernst & Young LLP, Independent Auditors

To the Shareholders and Board of Trustees of Columbia Funds Trust XI

In planning and performing our audits of the financial statements of the Funds listed in Appendix A attached hereto (collectively, the "Funds"), ten of a series of Columbia Funds Trust XI (formerly, Liberty-Stein Roe Funds Investment Trust and The Galaxy Fund), for the period from November 1, 2002 to September 30, 2003, we considered the Funds' internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Columbia Funds Trust XI is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 2003.

This report is intended solely for the information and use of management and the Board of Trustees of Columbia Funds Trust XI and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                           Ernst & Young LLP
Boston, Massachusetts
November 14, 2003

                                                  Appendix A


Columbia Funds Trust XI (formerly, Liberty-Stein Roe Funds Investment Trust, and prior to that, The Galaxy Fund)
------------------------------------------------------------------------------
Columbia Dividend Income Fund
  (formerly, Columbia Strategic Equity Fund, prior to that, Liberty Strategic
    Equity Fund, and prior to that, Galaxy Strategic Equity Fund)

Columbia Asset Allocation Fund
     (formerly, Liberty Asset Allocation Fund, and prior to that, Galaxy Asset
       Allocation Fund)

Columbia Large Cap Growth Fund
     (formerly, Liberty Equity Growth Fund, and prior to that, Galaxy Equity
      Growth Fund)

Columbia Disciplined Value Fund
     (formerly, Liberty Equity Value Fund, and prior to that, Galaxy Equity
      Value Fund)

Columbia International Equity Fund
     (formerly, Liberty International Equity Fund, and prior to that, Galaxy
      International Equity Fund)

Columbia Large Cap Core Fund
     (formerly, Liberty Large Cap Core Fund, and prior to that, Galaxy Growth and Income Fund)

Columbia Small Cap Fund
     (formerly, Liberty Small Cap Fund, and prior to that, Galaxy Small Cap
      Value Fund)

Columbia Small Company Equity Fund
     (formerly, Liberty Small Company Equity Fund, and prior to that, Galaxy
      Small Company Equity Fund)

Columbia Funds Trust XI (formerly, Liberty-Stein Roe Funds Investment Trust)
-------------------------------------------------------------------------------
Columbia Global Thematic Equity Fund
     (formerly, Liberty Global Thematic Equity Fund)

Columbia European Thematic Equity Fund
     (formerly, Liberty European Thematic Equity Fund)

[PricewaterhouseCoopers logo]
PricewaterhouseCoopers LLP
160 Federal Street
Boston, MA 02110-9862

                      Report of Independent Accountants

To the Shareholders and Trustees of Columbia Funds Trust XI

In planning and performing our audits of the financial statements of Columbia Young Investor Fund (formerly Liberty Young Investor Fund) and Columbia Growth Stock Fund (formerly Liberty Growth Stock Fund), (the "Funds") (each a series of Columbia Funds Trust XI) (formerly Liberty-Stein Roe Funds Investment Trust) for the year ended September 30, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 2003.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
November 14, 2003



77D  Policies with respect to  security investments

Columbia Small Cap Fund (formerly Liberty Small Cap Fund)
Columbia Small Company Equity Fund (formerly Liberty Small Company
  Equity Fund) (Funds)

The Board of Trustees approved that the Funds adopt a change to their investment strategy such that small-cap stocks are defined to be stocks of companies similar in size to those companies in the Russell 2000 Growth Index.


Columbia Young Investor Fund (formerly Liberty Young Investor Fund) (Fund)

The first three paragraphs of the section "Principal Investment Strategies" are revised in their entirety as follows:

The Fund invests primarily in common stocks believed to have long-term growth potential. Under normal market conditions, the Fund invests at least 65% of its assets in common stocks of companies that the Fund's advisor believes affect the lives of children or teenagers. The Fund's investments are diversified among industries and market sectors. The Fund seeks to invest in companies that produce products or provide services that the advisor believes children or teenagers use, are aware of, or have an interest in. These companies may include, but are not limited to, computer hardware or software manufacturers, Internet service providers and companies in the apparel, entertainment, retail, financial services, industrial, health care, energy and materials and personal care products industries. The Fund will invest in both growth and value stocks and may invest in companies of any size, including smaller emerging companies. The advisor will generally allocate the Fund's assets among large-cap growth, large-cap value and small- and mid-cap stocks. The Fund may invest up to 25% of its assets in foreign stocks.

To select investments for the Fund, the advisor uses a combination of fundamental analysis and proprietary systematic tools to identify companies that the advisor believes are market leaders with growing market share in their respective industries, have strong financial balance sheets and strong management teams, have products and services that give the company a competitive advantage, and have stock prices that the advisor believes are reasonable relative to the assets and earning power of the company.

The Fund also has an educational objective. It seeks to teach children and teenagers about mutual funds and the basic principles of investing, economics and personal finance. The Fund creates and periodically distributes various education materials to all Fund shareholders. Educational materials are expected to be available on younginvestor.com beginning fall, 2003. These materials are paid for by the Fund.

The following paragraph is added to the section "Principal Investment Risks":

Value stocks are stocks of companies that may have experienced adverse business or industry developments or may be subject to special risks that have caused the stocks to be out of favor and, in the advisor's opinion, undervalued. If the advisor's assessment of a company's prospects is wrong, the price of its stock may fall, or may not approach the value the advisor has placed on it.

The second paragraph in the section "Understanding Performance - Average annual total returns" is replaced in its entirety as follows:

In 2003, the Fund began comparing itself to the Russell 3000 Index, an unmanaged index that tracks the performance of 3000 of the largest U.S. companies, based on market capitalization. Previously, the Fund's returns were compared only to the Standard & Poor's 500 Index (S&P Index), an unmanaged index that tracks the performance of 500 widely held, large cap U.S. stocks. The advisor added the new index because it believes the index offers shareholders a more useful comparison of the Fund's relative performance.

Unlike the Fund, indices are not investments, do not incur fees, expenses or taxes and are not professionally managed.

Columbia Dividend Income Fund (formerly Liberty Strategic Equity Fund)

Effective May 15, 2003, The Board of Trustees of the Fund approved changes to the Fund's investment goal and principal investment strategies that enables the Fund to take advantage of recent tax law changes that reduce tax rates on qualified dividend income from U.S. corporations. The Fund's investment goal will be to seek current income and capital appreciation, and the Fund will pursue its new goal by investing at least 80% of its net assets (plus any borrowings for investment purposes) in a diversified portfolio of income-producing (dividend-paying) equity securities, which will consist primarily of common stocks but also may include preferred stocks and convertible securities.

77I Terms of new or amended securities

Columbia Young Investor Fund (formerly Liberty Young Investor Fund)

The Board of Trustees approved a 2 for 1 stock split of the Class Z shares. The Board of Trustees also approved a modification of the Fund's investment strategy from a blended to a more balanced style of investing.

A 2-for-1 stock split occurred On July 25, 2003. The numbers presented for "Net Asset Value, Beginning of Period," "Income from Investment Operations," "Less Distributions Declared to Shareholders" and "Net Asset Value, End of Period" in the "Financial Highlights" section of the Fund's prospectus must be divided by two to reflect the stock split's effect on the table.

Columbia Growth Stock Fund (formerly Liberty Growth Stock Fund)

A 3-for-1 stock split occurred on July 25, 2003. The numbers presented for "Net Asset Value - Beginning of Period," "Income from Investment Operations," "Less Distributions Declared to Shareholders" and "Net Asset Value - End of Period" in the "Financial Highlights" section of the Fund's prospectus must be divided by three to reflect the stock split's effect on the table.